Mail Stop 6010




October 18, 2005



Mr. David Robbins
President and Chief Executive Officer
Micronetics, Inc.
26 Hampshire Drive
Hudson, NH 03051

	RE:	Micronetics, Inc.
		Form 10-KSB for the fiscal year ended March 31, 2005
		Filed July 14, 2005
		Form 10-QSB for the quarter ended June 30, 2005
		Filed August 18, 2005
		File No. 0-17966

Dear Mr. Robbins:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.





							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant